PROMISSORY NOTE

$1,000.000.00                                                   March 23, 2000
                                                                   Provo, Utah

     FOR VALUE RECEIVED, the undersigned promises to pay to Alpine Aviation, Inc., d/b/a Alpine Air, of 3450 W. Mike Jense Pkwy., Provo, Utah 84603, One Million and No/100 Dollars ($1,000,000.00), lawful money of the United States of America, payable to Payee at such place as the Payee may direct, together with interest at the rate of six and one-quarter percent (6.25%) per annum from and after date.

     SAID PRINCIPAL AND INTEREST shall be payable within three (3) years from the date of this Note.

     IF DEFAULT shall be made in the payment of any installments due hereunder at the time and in the manner as provided herein and said default shall continue for a period of thirty (30) days after written notice to Makers of such default, then and in that event, at the option of the holders hereof, the entire amount of said Note, both principal and interest, shall at once become immediately due and payable.

     THE MAKER hereof and any endorser hereon waives demand, protest and notice of nonpayment.

     IN CASE SUIT OR ACTION shall be instituted to collect this Note or any part hereof, the Maker further promises to pay a reasonable attorney's fee to be fixed and determined by the Court in which such action may be brought and taxed as costs in addition to such other costs and charges as may be allowed by law.

     THE MAKER hereof is hereby granted the right to pay all or any part of the unpaid principal and interest on this Note at any time after date. Any partial prepayment of principal or interest shall not excuse any regular scheduled payments.


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Eugene R. Mallette